EXHIBIT 20.1

                                November 21, 2003



TO:   All  Limited   Partners  in  the  Geodyne  Energy  Income  Limited
      Partnerships II-A, II-B, II-C, II-D, II-E, II-F, II-G & II-H

RE:   Election to extend term of Partnerships for additional two years


      As previously described to you, the limited partnership agreements, as amended (the "Agreements") for the above referenced Geodyne Energy Income Limited Partnerships (the "Partnerships") provide that the Partnerships will automatically terminate and dissolve on December 31, 2003.

The Agreements give Geodyne Resources as General Partner an option to extend the terms of the Partnerships for up to five additional two year terms. Four years ago Geodyne exercised the first such extensions, and two years ago exercised the second such extensions. Geodyne is hereby notifying you that it has elected to extend the Partnerships' terms for a third, additional two year period. Accordingly, Geodyne will file amendments to the Partnerships' Certificates of Limited Partnership extending the Partnerships' terms until December 31, 2005.

If you have any questions concerning the Partnerships' extensions, please contact Geodyne Investor Services at 918-583-1791 or 888-436-3963.

                                    Very truly yours,

                                    GEODYNE RESOURCES, INC.,
                                    General Partner


                                    Dennis R. Neill
                                    President